 PROSPECTUS  SUPPLEMENT NO. 1                                                                 Filed Pursuant to Rule 424(b)(3)

Registration No. 333-193018

Environmental Solutions Worldwide, Inc.

Up to $4,596,929 Aggregate Principal Amount of 10% Senior Secured Convertible Promissory Notes due 2018

and

Up to 152,899 Shares of Common Stock Issuable Upon Conversion of the Notes or in Payment of Interest on the Notes

This Prospectus Supplement No. 1 supplements and amends the prospectus dated February 14, 2014, which forms a part of our Registration Statement on Form S-1, as amended (Registration Statement No. 333-193018).    The prospectus and this prospectus supplement relate to the offering to the holders of our common stock, par value $0.001 per share, of non-transferable subscription rights to purchase up to an aggregate principal amount of $4,596,929 10% Senior Secured Convertible Promissory Notes due 2018 issued by ESW (“Notes”). Each stockholder is entitled to one subscription right for each share of our common stock owned on February 13, 2014, and each subscription right will entitle its holder to purchase $80.53 principal amount of Notes.

This prospectus supplement is being filed to disclose the qualification for sale in the rights offering of the Notes in the states of Arizona, California and Utah and the related distribution of the subscription rights to holders of our common stock in such states.  The rights will expire in Arizona, California and Utah at 5:00 p.m., New York City time on May 9, 2014.  The subscription rights were distributed to holders of our common stock in all other states in March, and with respect to such holders the rights offering expired on March 28, 2014 at 5:00 p.m., New York City time, as described in the prospectus.

This prospectus supplement is also being filed to update and supplement the information included or incorporated by reference in the prospectus with the information contained in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (the “Commission”) on March 31, 2014 (the “10-K”).  Accordingly, we have attached the 10-K to this prospectus supplement.

You should read this prospectus supplement in conjunction with the prospectus and the 10-K, each of which should be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.  Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

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Our common stock is quoted on the OTCQB under the symbol “ESWW”. The Notes will not trade on the OTCQB or any other quotation system or securities exchange.  On April 15, 2014 the closing sales price for our common stock on the OTCQB was $50 per share.

Exercising your subscription rights for the Notes involves risks. See “Risk Factors” beginning on page 15 of the prospectus and page 10 of the 10-K.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 21, 2014.

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